Coty Delivers Strong 1Q22 Results, Well Ahead of Expectations

Prestige Launches Drive Sales Momentum and Consumer Beauty Back to Growth
Strong Gross Margin Expansion and Cost Control Fuel Reinvestment
And Progress on Each Strategic Pillar
FY22 Sales Growth Outlook Raised to Low to Mid Teens Growth at Current FX Levels
November 18th Investor Day to Detail Strategic Progress and Medium Term Trajectory

NEW YORK - November 8, 2021-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced another quarter of improvement in its financial results and further progress across each of its strategic growth pillars for the first quarter of fiscal year 2022, ended September 30, 2021.

In Q1, revenues increased 22%, or 20.6% LFL, surpassing guidance of high-teens LFL growth, with a combination of strong brick & mortar growth and 23% growth in e-commerce. Coty's Prestige business delivered superior 35% reported and 34% LFL growth in the quarter, despite a low single digit negative impact from the continued reduction of sales in low quality channels. Prestige fragrance sales increased strongly across nearly all brands, with particularly strong performance from Gucci, Burberry, Hugo Boss, Marc Jacobs, Calvin Klein, and Chloe. This momentum was fueled by a very strong fragrance launch calendar in Q1 with particular standout results from Gucci Flora Gorgeous Gardenia and Burberry Hero. At the same time, Prestige cosmetics sales more than doubled year-on-year, led by Gucci makeup and the relaunch of Kylie Cosmetics. Regionally, the U.S. and China continued to deliver very robust performance, Travel Retail more than doubled led in particular by Asia and Europe, while trends in many Western European markets continued to improve.

During the quarter, Consumer Beauty revenues increased 4% as reported and 3% LFL, as the global mass beauty category returned to growth and Coty continued to make progress towards share stabilization. CoverGirl generated double digit percent sell-in and sell-out growth, growing market share in 4 of the last 7 months, with outsized momentum in the Magnificent 8 franchises. Meanwhile, the re-positioning of both Rimmel and Max Factor, which kicked off in the summer, have also been showing solid progress across key European markets. Rimmel's Wonder'Extension mascara has become its most successful mascara launch in the critical UK and German markets, with momentum building exiting Q1 with the launch of Rimmel's first-to-mass Kind & Free range of clean, vegan and cruelty free cosmetics products. At the same time, Max Factor's launch of its Facefinity foundation with Priyanka Chopra Jonas as spokesperson have propelled Max Factor to market share gains in the UK for the first time in years.
The strong topline growth was matched by very robust profitability growth in Q1, supported by both significant gross margin expansion and additional cost reductions, enabling a significant step-up in marketing spend, with working media doubling year-on-year. Reported gross margins expanded 460 bps in the quarter to 63.2%, while adjusted gross margin was up 480 bps to 63.4%, above pre-pandemic levels, driven by a combination of product and channel mix, improved excess & obsolescence, pricing and mix benefits, and higher production volumes. This substantial expansion fueled reinvestment behind key strategic initiatives. In addition, Coty continued to lower its cost base, with year-over-year savings of approximately $60 million, showing significant progress towards the FY22 savings target of over $90 million. The Company has now cumulatively achieved close to $400M of cost savings versus the FY20 baseline, and remains on track to achieve approximately $600M of savings by FY23. The gross margin improvement and cost reductions allowed Coty to continue to reinvest behind its brands and highest ROI opportunities, as working media more than doubled versus last year, and total A&CP remained consistent sequentially at ~26% of sales. At the same time, Coty delivered 1Q22 reported operating income of $17.2 million and adjusted EBITDA of $278.5 million, increasing 67% from last year and resulting in an adjusted EBITDA margin of 20.3% or 550 bps improvement versus 1Q21.
Financial Net Debt improved by approximately $200 million to just under $5 billion at the end of 1Q. Free cash flow was strong in a seasonally weaker quarter at $240.7 million. With an increase in the value of Coty's 40% Wella stake at quarter end to approximately $1.65 billion at quarter-end, the Company's Economic Net Debt totaled approximately $3.3 billion.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"Our objective coming into fiscal 2022 was to build on the great results we delivered last year and further execute on our strategic growth pillars. I am very pleased to say that we are off to a great start, building upon our success. Q1 marks the fifth consecutive quarter of Coty delivering results inline to ahead of expectations. Importantly, our Q1 results exemplify the virtuous cycle that we have been working to create, where our strong topline performance coupled with sustained gross margin expansion and cost initiatives, fuel both profit expansion and targeted re-investments to support future growth.

Coty's successful execution across each of our strategic pillars is exemplified in our Q1 performance. The repositioning of three key Consumer Beauty brands - CoverGirl, Rimmel and Max Factor - are taking hold, returning the overall segment to growth and pushing the Consumer Beauty business to share stabilization. Gucci Flora and Burberry Hero are well on their way to becoming global fragrance icons, helping to accelerate our prestige fragrance portfolio, while the assortment and distribution expansion of Gucci and Kylie cosmetics are solidifying Coty as a key player in prestige cosmetics. In skincare, Lancaster is building momentum in Hainan as the lead market for its repositioning, with several exciting initiatives to come in our skincare portfolio in the coming months. Our e-commerce sales continued its momentum, with strong growth across both Prestige and Consumer Beauty, with total e-commerce sales up 23%. And the combination of these areas fueled close to 50% growth in China. Finally, on sustainability, we have concluded our footprint study reflecting Coty's scope following the Wella divestiture, and will be publishing our second sustainability report very soon.

Importantly, even as we tracked industry-wide headwinds ranging from select component shortages, supply chain bottlenecks, and inflationary pressure in materials and freight, the strength of our business model and the agility of our teams allowed to us to exceed our sales guidance and deliver nearly 500 bps of gross margin expansion. We feel confident about our prospects for the remainder of the year and we are therefore raising our FY22 sales outlook to low-to-mid teens growth from our previous guidance of low teens growth. While inflation impact is expected to step up in the second half of FY22, we believe the impact is quite manageable, particularly as we double-down on accretive innovations and premiumizing our portfolio. As a result, we continue to expect gross margin expansion for the year as compared to FY21. We expect FY22 adjusted EBITDA of $900M at a minimum, as we are intentionally reinvesting our gross margin gain and costs savings in our brands to maximize value.

Fifteen months into our turnaround, I am highly encouraged by the strength of our portfolio, our people, and our strategic path, which together are delivering results in record time as we transform Coty into a true leader in beauty. I look forward to sharing more details on our progress and medium term trajectory at our Investor Day in New York City next week on November 18th."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
1Based on fair market value, reflecting the Wella capital structure as of September 30, 2021

Highlights

•1Q22 net revenues increased 22% as reported and 20.6% LFL. Net revenue trends were led by robust Prestige growth and growth in Consumer Beauty, as well as e-commerce channels.
•Reported operating income was $17.2 million.
•1Q22 adjusted operating income increased to $200.5 million from an adjusted operating income of $85.7 million, with 700 bps of margin expansion to 14.6%.
•1Q22 adjusted EBITDA of $278.5 million, increased 67%, with an adjusted EBITDA margin of 20.3% reflecting over 500bps of margin expansion.
•1Q22 reported EPS of $0.13 and adjusted EPS of $0.08, improved from $(0.01) last year.
•Cost reductions remained solid with approximately $60 million of additional reductions.
•1Q22 free cash flow of $240.7 million improved by $269.0 million from last year driven by higher cash generating net income, strong working capital improvement, and reductions to capex spend.
•Financial Net Debt in line with expectations at $4,955.1 million, which decreased sequentially fueled by the free cash flow generation, bringing the financial leverage to 5.7x. Economic Net Debt is now $3,305.1 million at quarter end.

Outlook

Entering 2Q22, Coty continues to see beauty market momentum, including continued strength in the U.S. and China, a strong rebound in Travel Retail, and steady improvement in Western Europe. Given this market backdrop, coupled with very strong performance of Coty's recent product launches, Coty raises its FY22 LFL sales outlook to low-to-mid teens percentage growth, up from its previous guidance of low teens growth.

The Company also expects FY22 adjusted EBITDA of $900 million at a minimum, on a constant currency basis, as Coty intentionally reinvests gross margin gain and costs savings in its brands to maximize value. This reflects strong EBITDA margin expansion YoY. With significant progress made to date in simplifying its capital structure, Coty anticipates FY22 adjusted EPS in the $0.19-0.23 range.

In addition, the Company continues to target leverage moving towards 5x exiting CY21, and a further reduction in leverage to approximately 4x exiting CY22.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•1Q22 reported net revenues of $1,371.7 million increased 22.0% year-over-year, including a positive foreign exchange (FX) impact of 1.4%. LFL revenue increased 20.6%, driven by a 33.6% increase in Prestige, and a 3.0% increase in Consumer Beauty.

Gross Margin:
•1Q22 reported gross margin of 63.2% increased from 58.6% in the prior-year period, while adjusted gross margin of 63.4% increased from 58.6% in 1Q21. The increase was due positive mix-shift, including in both Prestige and Consumer Beauty, excess & obsolescence improvement, better absorption, and improved volumes.

Operating Income and EBITDA:
•1Q22 reported operating income of $17.2 million improved from a reported operating loss of $66.0 million in the prior year due to a $20.3 million reduction in restructuring and other business realignment costs, a $42.3 million reduction in acquisition and divestiture related expenses, and higher gross margin, partially offset by higher SG&A expenses stemming from increased marketing investment.
•1Q22 adjusted operating income of $200.5 million rose from $85.7 million in the prior year, while the adjusted EBITDA of $278.5 million increased 67% from $166.6 million in the prior year. The increase was driven by a higher gross margin and continued fixed cost reductions, partially offset by higher A&CP expenses, primarily within working media. For 1Q22, the adjusted operating margin increased 700 bps to 14.6%, while the adjusted EBITDA margin increased 550 bps to 20.3%.

Net Income:
•1Q22 reported net income of $103.0 million improved from a net income of $95.9 million in the prior year, primarily due to the $390.0 million change in fair value of investment in Wella and the aforementioned increase in reported operating income, partially offset by higher taxes compared to the year-ago period.
•The 1Q22 adjusted net income of $63.1 million increased from a loss of $9.8 million in the prior year period.

Earnings Per Share (EPS) - diluted:
•1Q22 reported earnings per share of $0.13 remained consistent with a reported earnings per share of $0.13 in the prior year.
•1Q22 adjusted EPS of $0.08 improved from $(0.01) in the prior year.

Operating Cash Flow:
•1Q22 cash from operations totaling $285.7 million improved from $42.6 million in the prior-year period, reflecting an increase in net income on a cash basis and strong working capital.
•1Q22 free cash flow of $240.7 million improved from a free cash outflow of $28.3 million in the prior year driven by the increase in operating cash flow of $243.1 million coupled with a $25.9 million reduction in capex.

Financial Net Debt:
•As expected, Financial Net Debt of $4,955.1 million on September 30, 2021 decreased from $5,228.0 million on June 30, 2021. The decrease was driven by the strong free cash flow generated in the quarter.

Immediate Liquidity:
•Coty ended Q4 with $376.9 million in cash and cash equivalents, and immediate liquidity of $2,526.8 million.

First Quarter Business Review by Segment*

Prestige
In 1Q22, Prestige net revenues of $870.7 million or 63% of Coty sales, increased by 35.1% versus the prior year. On a LFL basis, Prestige net revenues delivered robust growth of 33.6%, driven by continued strength in the U.S. and China, as well as many key markets in the EMEA region and Travel Retail. In addition, LFL growth was broad-based across fragrances and makeup.
During the quarter, our U.S. Prestige fragrance sell-out continued to generate very robust growth, up strong double-digits versus last year, with particularly favorable performance from Burberry, Marc Jacobs, Gucci, and Chloe. Encouragingly, our recent key innovations such as Gucci Flora Gorgeous Gardenia and Burberry Hero are delivering stellar early results. In the EMEA region, Prestige fragrance continued to improve in 1Q22 as many markets remained on their re-opening trajectories. Similar to the U.S., the EMEA region also benefited from very strong results of the recent Prestige fragrance launches. Despite a resurgence of COVID-19 during the quarter, China continued to deliver solid results, with revenue increasing almost 50%.
Coty continued to execute on its newest growth pillars: expanding its presence in Prestige skincare and cosmetics. Within cosmetics, Gucci generated robust triple-digit sell-out growth across many key markets including in the U.S. and China. On skincare, the revitalization of Lancaster in Hainan continues to take hold with traffic and sales rebounding in September, following a brief COVID-related slowdown in August.
E-commerce sales for the segment continued to increase 21% in Q1, with solid growth across regions. E-commerce penetration was in the 20% level at the end of 1Q22.
The Prestige segment generated a reported operating income of $132.1 million in 1Q22, compared to a reported operating income of $34.0 million in the prior year. The 1Q22 adjusted operating income was $177.0 million, up from an adjusted operating income of $85.7 million in the prior year, driven by gross margin improvement and fixed cost reduction, partially offset by higher working media expenses. Adjusted EBITDA for the Prestige segment rose to $215.0 million from $119.8 million in the prior year, with a margin of 24.7%.

Consumer Beauty
In 1Q22, Consumer Beauty net revenues of $501.0 million, or 37% of Coty sales, increased by 4.4% versus the prior year. On a LFL basis, Consumer Beauty net revenues increased 3.0%.
During the quarter, Coty progressed towards share stabilization in Consumer Beauty. In the U.S., CoverGirl continues to prove it is on significantly stronger footing, with the Magnificent 8 franchises outperforming the cosmetics category and the brand returning to market share gains exiting Q1 and into Q2. Meanwhile, Sally Hansen also continued to deliver strong performance, gaining share throughout the quarter with sell-out tracking above 2019 levels.
Coty's stabilization efforts in Europe continue to take hold through the re-positioning of Rimmel and Max Factor. Capitalizing on the success the Company has had with clean beauty in the U.S., Coty recently launched Rimmel Kind & Free, the biggest Consumer Beauty launch of FY22. Meanwhile, Max Factor is already realizing solid market share gains in the UK and Netherlands, with the overall brand maintaining or gaining share in over 75% of its markets.
1Q22 Consumer Beauty e-commerce sales grew 27%, driving e-commerce penetration as a percentage of sales to the high-single-digit percentage level.
Reported operating income was $11.4 million in 1Q22 versus reported operating loss of $13.7 million in the prior year. The 1Q22 adjusted operating income of $23.5 million increased from an adjusted operating loss of $0.0 million in the prior year, driven by a higher gross margin and solid fixed cost reductions, partially offset by a reinvestment in marketing expenses, particularly towards working media. During the quarter, adjusted EBITDA increased to $63.5 million from $46.8 million in the prior year, with a margin of 12.7%.

First Quarter Fiscal 2021 Business Review by Region*

Americas
•In 1Q22, Americas net revenues of $581.5 million, or 42% of Coty sales, increased 23.6% as reported and increased 22.9% LFL. This was driven by particularly strong growth of Prestige, and to a lesser extent, Consumer Beauty sales growth. Prestige fragrances continued to benefit from robust category trends in the U.S., coupled with Coty's strong pipeline of fragrance innovations. CoverGirl grew in the double digits, with good market share momentum exiting Q1 and into Q2, while Sally Hansen also gained share.
EMEA
•In 1Q22, EMEA net revenues of $627.1 million, or 46% of Coty sales, increased 18.2% as reported and 16.6% LFL. Similar to what we experienced in the Americas region, Prestige sales growth was strongest, while Consumer Beauty grew at a more moderate pace.

Asia Pacific
•In 1Q22, Asia Pacific net revenues of $163.1 million, or 12% of Coty sales, increased 32.5% as reported and 29.0% LFL. Sales were driven by strong performance in China, particularly within Prestige fragrances, while prestige skincare and cosmetics also delivered very robust growth.

*As previously disclosed, we have realigned our reportable segments to a principally product category-based structure, comprised of a Prestige business segment and a Consumer Beauty business segment. In addition, we have amended the definition of stock compensation expense for use in certain Non-GAAP Financial Measures. In order to reflect these changes, the Company has recast reported net revenue by segment, reported operating income (loss) by segment, adjusted operating income (loss) by segment and total, adjusted EBITDA by segment, and total adjusted income (loss) before income taxes and total adjusted net income (loss) from continuing operations for all comparative periods shown.

Noteworthy Company Developments

Other noteworthy company developments include:

•On September 27, 2021, Coty announced a multi-channel agreement with leading beauty tech solutions provider Perfect Corp. that will embed a suite of best-in-class augmented reality and artificial intelligence experiences into the digital marketing toolkits of its beauty brands.
•On October 1, 2021, Coty announced a definitive agreement to sell an approximate 9% stake in Wella to KKR in exchange for the redemption of approximately half of KKR's remaining convertible preferred shares in Coty, reducing its total shareholding in the professional beauty company to 30.6%.
•As of November 5, 2021, Coty has obtained binding commitments from lenders under the 2018 Coty Credit Agreement to replace its two existing classes of revolving commitments, having an aggregate principal amount of $2,750.0 million, with a single class of revolving commitments, having an aggregate principal amount of $2,000.0 million. The resulting class of revolving commitments will have substantially the same terms as the new class of revolving commitments established pursuant to the 2021 Coty Revolving Credit Facility, including a maturity in April 2025, and will be subject to customary closing conditions. Coty expects the transaction to close in the second quarter of FY22.
•On November 8, 2021, Coty announced a definitive agreement to sell an additional approximate 4.7% stake in Wella to KKR in exchange for the redemption of approximately 56% of KKR's remaining convertible preferred shares in Coty, reducing its total shareholding in the professional beauty company to 25.9%. The two Wella exchange transactions reflect a key milestone in the simplification of Coty's capital structure and result in approximately $65 million in annual dividend cash savings, when combined with the KKR secondary share offering that closed in September.

Conference Call
Coty Inc. will host a conference call at 8:00 a.m. (ET) today, November 8, 2021 to discuss its results. The dial-in number for the call is (800) 895-3361 in the U.S. or (785) 424-1062 internationally (conference passcode number:

COTY1Q22). The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty is the global leader in fragrance, and number three in color cosmetics. Coty markets, sells and distributes the products in approximately 130 countries and territories. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the “Transformation Plan”), strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the impact of the Wella divestiture and the related transition services (the “Wella TSA”), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends or to continue to pay dividends in cash on preferred stock) , investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnership with Kylie Jenner and the strategic partnership with Kim Kardashian West, future cash flows, liquidity and borrowing capacity (including any debt refinancing activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan, including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, supply chain changes, e-commerce and digital initiatives, the expected impact of global supply chain challenges or inflationary pressures, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, the availability and widespread distribution of a safe and effective vaccine, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;
•the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce the Company’s cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including innovation performance in prestige and mass channels, strengthening its positions in core markets, accelerating its digital and e-commerce capabilities, building on its skincare portfolio, and expanding its presence in China) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty business, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;

•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Transformation Plan, the Wella TSA, the integration of the King Kylie transaction and the KKW transaction, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration),ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy or, if the Company's Board declares dividends, the Company’s stock dividend reinvestment program;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and related business or market disruption), the current U.S. administration and elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;
•currency exchange rate volatility and currency devaluation and/or inflation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”) and product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and litigation or investigations relating to the strategic partnerships with Kylie Jenner and Kim Kardashian West;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the Wella divestiture and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliates KKR Rainbow Aggregator L.P. and KKR Bidco are respectively a significant stockholder in Coty and an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021 and annual report on Form 10-K for the year ended June 30, 2021 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company excludes acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
•Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: We have excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Loss/(Gain) on divestitures and sale of brand assets: The Company excludes the impact of Loss/(gain) on divestitures and sale of brand assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: We have excluded the write-off of deferred financing fees and discounts that resulted from the pay down of our term debt from the proceeds of the Wella sale, due to the requirements of the 2018 Coty Credit Agreement, as amended. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: We have excluded preferred stock deemed dividends related to the Exchange Agreement from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES(a)

RESULTS AT A GLANCE

	Three Months Ended September 30, 2021
(in millions, except per share data)		Change YoY
CONTINUING OPERATIONS		Reported Basis	(LFL)
Net revenues	$1,371.7	22%	21%
Operating income - reported	17.2	>100%
Operating income - adjusted*	200.5	>100%
EBITDA - adjusted	278.5	67%
Net income attributable to common shareholders - reported**	103.0	7%
Net income attributable to common shareholders - adjusted* **	63.1	>100%
EPS attributable to common shareholders (diluted) - reported	$0.13	—%
EPS attributable to common shareholders (diluted) - adjusted*	$0.08	>100%

COTY, INC.
Net income attributable to common shareholders - reported **	103.0	(49%)
Net income attributable to common shareholders - adjusted* **	63.1	(31%)
EPS attributable to common shareholders (diluted) - reported	$0.13	(46%)
EPS attributable to common shareholders (diluted) - adjusted*	$0.08	(33%)

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

FIRST QUARTER BY SEGMENT (CONTINUING OPERATIONS)

	Three Months Ended September 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2021	2020	Reported Basis	LFL	2021	Change	Margin	2021	Change	Margin
Prestige	$870.7	$644.4	35%	34%	$132.1	>100%	15%	$177.0	>100%	20%
Consumer Beauty	501.0	479.7	4%	3%	11.4	>100%	2%	23.5	N/A	5%
Corporate	—	—	N/A	N/A	(126.3)	(46%)	N/A	—	N/A	N/A
Total	$1,371.7	$1,124.1	22%	21%	$17.2	>100%	1%	$200.5	>100%	15%

(a) As previously disclosed, we have realigned our reportable segments to a principally product category-based structure, comprised of a Prestige business segment and a Consumer Beauty business segment. In addition, we have amended the definition of stock compensation expense for use in certain Non-GAAP Financial Measures. In order to reflect these changes, the Company has recast reported net revenue by segment, reported operating income (loss) by segment, adjusted operating income (loss) by segment and total, adjusted EBITDA by segment, and total adjusted income (loss) before income taxes and total adjusted net income (loss) from continuing operations for all comparative periods shown.

	Adjusted EBITDA
	Three Months Ended September 30,
(in millions)	2021	2020
Prestige	$215.0	$119.8
Consumer Beauty	63.5	46.8
Corporate	—	—
Total	$278.5	$166.6

FIRST QUARTER FISCAL 2022 BY REGION

Continuing Operations

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2021	2020	Reported Basis	LFL
Americas	$581.5	$470.6	24%	23%
EMEA	627.1	530.4	18%	17%
Asia Pacific	163.1	123.1	32%	29%
Total	$1,371.7	$1,124.1	22%	21%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
(in millions, except per share data)	2021	2020
Net revenues	$1,371.7	$1,124.1
Cost of sales	504.8	464.9
as % of Net revenues	36.8%	41.4%
Gross profit	866.9	659.2
Gross margin	63.2%	58.6%

Selling, general and administrative expenses	776.3	583.4
as % of Net revenues	56.6%	51.9%
Amortization expense	57.0	65.4
Restructuring costs	12.4	30.1
Acquisition-and divestiture- related costs	4.0	46.3
Operating income (loss)	17.2	(66.0)
as % of Net revenues	1.3%	(5.9%)
Interest expense, net	59.8	62.1
Other income, net	(386.1)	(5.8)
Income (loss) from continuing operations before income taxes	343.5	(122.3)
as % of Net revenues	25.0%	(10.9%)
Provision (benefit) for income taxes on continuing operations	114.6	(244.9)
Net income from continuing operations	228.9	122.6
as % of Net revenues	16.7%	10.9%
Net income from discontinued operations	—	104.7
Net income	228.9	227.3
Net (loss) income attributable to noncontrolling interests	(0.5)	0.4
Net income attributable to redeemable noncontrolling interests	3.4	5.5
Net income attributable to Coty Inc.	$226.0	$221.4
Amounts attributable to Coty Inc.
Net income from continuing operations	$226.0	$116.7
Convertible Series B Preferred Stock dividends	(123.0)	(20.8)
Net income from continuing operations attributable to common stockholders	$103.0	$95.9
Net income from discontinued operations	—	104.7
Net income attributable to common stockholders	$103.0	$200.6

Earnings per common share:
Basic for Continuing Operations	$0.13	$0.13
Diluted for Continuing Operations(a)	$0.13	$0.13
Basic for Coty Inc.	$0.13	$0.26
Diluted for Coty Inc.(a)	$0.13	$0.24
Weighted-average common shares outstanding:
Basic	777.6	763.9
Diluted(a)	787.7	916.7

Depreciation - Continuing Operations	$80.8	$80.9
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock and RSUs we use the treasury method and the if-converted method for the Convertible Series B Preferred Stock. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $123.0 million and $20.8 million for the three months ended September 30, 2021 and 2020, respectively, on net income applicable to common stockholders during the period.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2021
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,371.7	$—	$1,371.7
Gross profit	866.9	2.7	869.6
Gross margin	63.2%		63.4%
Operating income	17.2	183.3	200.5
as % of Net revenues	1.3%		14.6%
Net income	103.0	(39.9)	63.1
as % of Net revenues	7.5%		4.6%
Adjusted EBITDA			278.5
as % of Net revenues			20.3%
	COTY INC.
Net income attributable to Coty Inc.	103.0	(39.9)	63.1

EPS (diluted)	$0.13		$0.08

	Three Months Ended September 30, 2020
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Discontinued Operations Adjusted (Non-GAAP)
Net revenues	$1,124.1	$—	$1,124.1	$566.4
Gross profit	659.2	—	659.2	385.4
Gross margin	58.6%		58.6%	68.0%
Operating (loss) income	(66.0)	151.7	85.7	146.8
as % of Net revenues	(5.9%)		7.6%	26.0%
Net income (loss)	95.9	(105.7)	(9.8)	101.1
as % of Net revenues	8.5%		(0.9%)	17.8%
Adjusted EBITDA			166.6	146.8
as % of Net revenues			14.8%	25.9%
	COTY INC.
Net income attributable to Coty Inc.	200.6	(109.3)	91.3

EPS (diluted)	$0.24		$0.12

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended September 30,
(in millions)	2021	2020	Change
Reported Operating income (loss)	$17.2	$(66.0)	>100%
% of Net revenues	1.3%	(5.9%)
Amortization expense (a)	57.0	65.4	(13%)
Restructuring and other business realignment costs (b)	14.1	34.4	(59%)
Stock-based compensation (c)	108.2	5.6	>100%
Acquisition- and divestiture-related costs (d)	4.0	46.3	(91%)
Total adjustments to reported operating income (loss)	183.3	151.7	21%
Adjusted Operating income	$200.5	$85.7	>100%
% of Net revenues	14.6%	7.6%
Adjusted depreciation (e)	78.0	80.9	(4%)
Adjusted EBITDA	$278.5	$166.6	67%
% of Revenues	20.3%	14.8%

(a)In the three months ended September 30, 2021, amortization expense of $44.9 and $12.1 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended September 30, 2020, amortization expense of $51.7 and $13.7 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended September 30, 2021, we incurred restructuring and other business structure realignment costs of $14.1. We incurred restructuring costs of $12.4 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $1.7 primarily related to the Transformation Plan and certain other programs. This amount includes $(1.0) reported in selling, general and administrative expenses, and $2.7 reported in cost of sales in the Condensed Consolidated Statement of Operations. In the three months ended September 30, 2020, we incurred restructuring and other business structure realignment costs of $34.4. We incurred restructuring costs of $30.1 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $4.3 primarily related to the Transformation Plan and certain other programs. This amount includes $4.3 reported in selling, general and administrative expenses, and nil reported in cost of sales in the Condensed Consolidated Statement of Operations.
(c)In the three months ended September 30, 2021, stock-based compensation was $108.2 as compared with $5.6 in the three months ended September 30, 2020. The increase in stock-based compensation is primarily related to the CEO grant made on June 30, 2021.
(d)In the three months ended September 30, 2021 and September 30, 2020, we incurred acquisition- and divestiture-related costs of $4.0 and $46.3, respectively. These costs were primarily associated with the Wella Transaction.
(e)In the three months ended September 30, 2021, adjusted depreciation expense of $38.0 and $40.0 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended September 30, 2020, adjusted depreciation expense of $34.1 and $46.8 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income (Loss) before income taxes - Continuing Operations	$343.5	$114.6	33.4%	$(122.3)	$(244.9)	200.2%
Adjustments to Reported Operating Income (a)	183.3			151.7
Change in fair value of investment in Wella Business (c)	(390.0)			—
Other adjustments (d)	0.2			(5.3)
Total Adjustments (b) (e)	(206.5)	(74.8)		146.4	250.9
Adjusted Income before income taxes - Continuing Operations	$137.0	$39.8	29.1%	$24.1	$6.0	24.9%

The adjusted effective tax rate was 29.1% for the three months ended September 30, 2021 compared to 24.9% for the three months ended September 30, 2020. The difference was primarily due to the jurisdictional mix of income.

(a)See a description of adjustments under “Adjusted Operating (Loss) Income for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)The amount represents the unrealized gain recognized for the change in the fair value of the investment in Wella.
(d)For the three months ended September 30, 2021, this primarily represents the loss from the equity investment in KKW. For the three months ended September 30, 2020, this primarily represents the pension curtailment gain.
(e)The total tax impact on adjustments in the prior period includes a $220.5 benefit recorded as the result of a tax rate differential on the deferred taxes recognized on the transfer of assets and liabilities, following the relocation of our main principal location from Geneva to Amsterdam on July 1, 2020.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME (LOSS) FOR CONTINUING OPERATIONS

	Three Months Ended September 30,
(in millions)	2021	2020	Change
Net income from Continuing Operations, net of noncontrolling interests	$226.0	$116.7	94%
Convertible Series B Preferred Stock dividends (c)	(123.0)	(20.8)	<(100%)
Reported Net income attributable to Continuing Operations	$103.0	$95.9	7%
% of Net revenues	7.5%	8.5%
Adjustments to Reported Operating Income (a)	183.3	151.7	21%
Change in fair value of investment in Wella Business (d)	(390.0)	—	N/A
Adjustments to other (income) expense (e)	0.2	(5.3)	>100%
Adjustments to noncontrolling interest expense (b)	(1.8)	(1.2)	(50%)
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	74.8	(250.9)	>100%
Adjustment for deemed Series B Preferred Stock dividends related to the Exchange Agreement (c) (f)	93.6	—	N/A
Adjusted Net income (loss) attributable to Continuing Operations	$63.1	$(9.8)	>100%
% of Net revenues	4.6%	(0.9%)

Per Share Data
Adjusted weighted-average common shares
Basic	777.6	763.9
Diluted (c) (f)	787.7	763.9
Adjusted Net income (loss) attributable to Continuing Operations per Common Share
Basic	$0.08	$(0.01)
Diluted (c)	$0.08	$(0.01)

(a)See a description of adjustments under “Adjusted Operating Income for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. For both periods presented, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended September 30, 2021, this primarily represents the loss from equity investment in KKW. For the three months ended September 30, 2020, this primarily represents the pension curtailment gain.
(f)This adjustment represents the deemed dividend that was caused by the entering into the Exchange Agreement on September 30, 2021. The deemed dividend is the difference between the carrying value and the fair value of the Convertible Series B Preferred Stock to be exchanged.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended September 30,
(in millions)	2021	2020	Change
Net income from Coty Inc. net of noncontrolling interests	$226.0	$221.4	2%
Convertible Series B Preferred Stock dividends (c)	(123.0)	(20.8)	<(100%)
Reported Net income attributable to Coty Inc.	$103.0	$200.6	(49%)
% of Net revenues	7.5%	11.9%
Adjustments to Reported Operating income (a)	183.3	153.1	20%
Change in fair value of investment in Wella Business (d)	(390.0)	—	N/A
Adjustments to other (income) expense (e)	0.2	(5.3)	>100%
Adjustments to noncontrolling interest expense (b)	(1.8)	(1.2)	(50)%
Change in tax provision due to adjustments to Reported Net income (loss) attributable to Coty Inc.	74.8	(255.9)	>100%
Adjustment for deemed Series B Preferred Stock dividends related to the Exchange Agreement (c) (f)	93.6	—	N/A
Adjusted Net income attributable to Coty Inc.	$63.1	$91.3	(31)%

Per Share Data
Adjusted weighted-average common shares
Basic	777.6	763.9
Diluted (c) (f)	787.7	763.9
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.08	$0.12
Diluted (c)	$0.08	$0.12

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. For both periods presented, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended September 30, 2021, this primarily represents adjustment for the change in the fair value of investment in KKW.
(f)This adjustment represents the deemed dividend that was caused by the entering into the Exchange Agreement on September 30, 2021. The deemed dividend is the difference between the carrying value and the fair value of the Convertible Series B Preferred Stock to be exchanged.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended September 30,
(in millions)	2021	2020
Net cash provided by operating activities	$285.7	$42.6
Capital expenditures	(45.0)	(70.9)
Free cash flow	$240.7	$(28.3)

RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	September 30, 2021
Total debt	$5,332.0
Less: Cash and cash equivalents	376.9
Financial Net debt	$4,955.1
Less Value of Wella stake	1,650.0
Economic Net debt	$3,305.1

IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	September 30, 2021
Cash and cash equivalents	$376.9
Unutilized revolving credit facility	2,149.9
Immediate Liquidity	$2,526.8

RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
September 30, 2021
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (a)	$551.0
Add: Adjusted depreciation(b)	322.9
Adjusted EBITDA	$873.9

(a)Adjusted operating income (loss) for the twelve months ended September 30, 2021 represents the summation of the adjusted operating income (loss) for each of the quarters ended December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021. For a reconciliation of adjusted operating income (loss) to operating income (loss) for each of those periods, see the table entitled “Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income (loss)” for each of those periods.
(b)Adjusted depreciation for the twelve months ended September 30, 2021 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.

FINANCIAL NET DEBT/ADJUSTED EBITDA

September 30, 2021
Financial Net Debt - Coty Inc.	$4,955.1
Adjusted EBITDA - Continuing operations	873.9
Financial Net Debt/Adjusted EBITDA	5.67

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30, 2021 vs. Three Months Ended September 30, 2020 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	35%	34%	—%	34%
Consumer Beauty	4%	3%	—%	3%
Total Continuing Operations	22%	21%	—%	21%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$376.9	$253.5
Restricted cash	45.5	56.9
Trade receivables, net	517.8	348.0
Inventories	660.7	650.8
Prepaid expenses and other current assets	459.3	473.9
Total current assets	2,060.2	1,783.1
Property and equipment, net	847.1	918.1
Goodwill	4,037.4	4,118.1
Other intangible assets, net	4,336.0	4,463.0
Equity investments	1,665.6	1,276.2
Operating lease right-of-use assets	302.6	318.5
Other noncurrent assets	789.5	814.4
TOTAL ASSETS	$14,038.4	$13,691.4

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,232.5	$1,166.1
Mandatorily redeemable Convertible Series B Preferred Stock	394.2	—
Short-term debt and current portion of long-term debt	24.0	24.2
Other current liabilities	1,421.1	1,225.1
Total current liabilities	3,071.8	2,415.4
Long-term debt, net	5,250.0	5,401.0
Long-term operating lease liabilities	257.8	269.3
Other noncurrent liabilities	1,477.5	1,423.1
TOTAL LIABILITIES	10,057.1	9,508.8

CONVERTIBLE SERIES B PREFERRED STOCK	453.7	1,036.3
REDEEMABLE NONCONTROLLING INTERESTS	83.4	84.1
Total Coty Inc. stockholders’ equity	3,243.4	2,860.7
Noncontrolling interests	200.8	201.5
Total equity	3,444.2	3,062.2
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$14,038.4	$13,691.4

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$228.9	227.3

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	137.8	146.2
Non-cash lease expense	18.2	18.0
Deferred income taxes	89.9	(216.0)
Provision (releases) for bad debts	1.9	(3.4)
Provision for pension and other post-employment benefits	4.1	2.1
Share-based compensation	108.2	7.0
Unrealized gains from equity investments, net	(389.4)	—
Other	6.6	26.6
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(183.5)	(149.7)
Inventories	(24.4)	(15.5)
Prepaid expenses and other current assets	(2.6)	9.2
Accounts payable	82.9	(103.9)
Accrued expenses and other current liabilities	231.0	152.6
Operating lease liabilities	(20.4)	(34.9)
Other assets and liabilities, net	(3.5)	(23.0)
Net cash provided by operating activities	285.7	42.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(45.0)	(70.9)
Proceeds from sale of business, net of cash disposed	—	27.0
Termination of currency swaps designated as net investment hedges	—	(37.6)
Net cash used in investing activities	(45.0)	(81.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt, original maturity less than three months	—	1.6
Proceeds from revolving loan facilities	285.3	637.4
Repayments of revolving loan facilities	(365.5)	(554.2)
Repayments of term loans and other long term debt	(6.0)	(48.3)
Dividend payment on Class A Common Stock	(0.8)	(0.8)
Dividend payment on Convertible Series B Preferred Stock	(3.5)	—
Proceeds from issuance of Convertible Series B Preferred Stock	—	227.2
Net proceeds from foreign currency contracts	(11.0)	3.3
Purchase of remaining mandatorily redeemable noncontrolling interest	(7.1)	—
Distributions to noncontrolling interests, redeemable noncontrolling interests and mandatorily redeemable financial instruments	—	(0.5)
Payment of financing fees	(10.4)	—
All other	(3.7)	(1.5)
Net cash provided by financing activities	(122.7)	264.2
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(6.0)	(2.0)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	112.0	223.3
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	310.4	352.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$422.4	$575.3